Exhibit 99.2

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James Norrod Named CEO of Zhone Technologies

Mory Ejabat remains as Executive Chairman

Oakland, California—July 17, 2014—Zhone Technologies, Inc.’s (NASDAQ: ZHNE) Board of Directors today announced that James Norrod has been named as the Company’s new President and Chief Executive Officer. Mory Ejabat will remain as Executive Chairman to provide a seamless transition and deliver strategic guidance as it relates to the carrier access business and future product development. Mr. Norrod will also join the Board effective immediately.

With 25 years of experience as Chairman and CEO and a proven track record of consistently meeting or exceeding goals, Mr. Norrod has extensive enterprise experience relevant to taking advantage of the FiberLAN value proposition and direct experience in the service provider and telecommunication industries combined with rapidly growing public and venture capital backed technology companies. His refined expertise includes development of domestic and international operations, establishment of new sales distribution channels, and hiring and developing world class management teams while developing and implementing business strategies. Mr. Norrod’s extensive CEO experience includes companies such as Infinite Power Solutions, Segway, Telebit, ITK, CGX and Octocom. His career started with 10 years at IBM where he managed the GM account for IBM.

“The Board and I have complete confidence that Jim is the right person to be our next CEO,” stated Mory Ejabat. “Jim’s 25-year career as a CEO has been marked by outstanding performance, and he has demonstrated remarkable talent and excellent judgment in all of his endeavors. As Zhone’s new CEO, Jim will manage the day-to-day operations while I will continue to provide strategic oversight.”

“Mory’s extraordinary vision and leadership guided Zhone to its leadership position in GPON Access as one of the most innovative technology companies in the industry,” said Richard Kramlich, Co-Founder and Chairman of NEA, on behalf of Zhone’s Board. “Mory has made countless contributions to Zhone’s success. He has developed and inspired Zhone’s employees while establishing a world class executive team. In his role as Executive Chairman, Mory will continue to serve Zhone with his industry insights and passion for innovation.”

In connection with his appointment as CEO, the Compensation Committee of Zhone’s Board of Directors approved the grant of an inducement award to Mr. Norrod consisting of a stock option to purchase 1,250,000 shares of the Company’s common stock. The stock option will have a grant date of July 21, 2014 and a per share exercise price equal to the closing price of the Company’s common stock on the grant date. The stock option will vest over four years, with 25% of the underlying shares vesting on the first anniversary of Mr. Norrod’s commencement of employment and 1/36 of the remaining underlying shares vesting monthly thereafter, subject to his continuous service through each vesting date. The Compensation Committee approved the stock option award on July 17, 2014 without stockholder approval as an inducement material to Mr. Norrod’s employment in accordance with NASDAQ Listing Rule 5635(c)(4).

About Zhone Technologies

Zhone Technologies, Inc. (ZHNE) is a global leader in all IP multi-service access solutions, serving more than 750 of the world’s most innovative network operators. The IP Zhone is the only solution that enables service providers to build the network of the future today, supporting end-to-end Voice, Data, Entertainment, Social Media, Business, Mobile Backhaul and Mobility service. Zhone is committed to building the fastest and highest quality All IP Multi-Service solution for its customers. Zhone is headquartered in California and its products are manufactured in the USA in a facility that is emission, wastewater and CFC free.

Zhone, the Zhone logo, and all Zhone product names are trademarks of Zhone Technologies, Inc. Other brand and product names are trademarks of their respective holders. Specifications, products, and/or product names are all subject to change without notice.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words, and similar expressions are intended to identify forward-looking statements. In addition, forward-looking statements include, among others, statements that refer to the expected contributions of the Company’s new Chief Executive Officer. Readers are cautioned that actual results could differ materially from those expressed in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, commercial acceptance of the Company’s products; intense competition in the communications equipment market; the Company’s ability to execute on its strategy and operating plans; and economic conditions specific to the communications, networking, internet and related industries. In addition, please refer to the risk factors contained in the Company’s SEC filings available at www.sec.gov, including without limitation, the Company’s annual report on Form 10-K for the year ended December 31, 2013 and the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2014. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements for any reason.

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